Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Whereas, Andrew Tometich (herein referred to as “Employee”) has been employed by Quaker Houghton (herein referred to as “Employer”) as Chief Executive Officer and President; and

Whereas, Employee’s employment with Employer is separated effective as of November 18, 2024 (the “Separation Date”) and Employee wants to enter into an agreement whereby the Employer will provide Employee with certain benefits in exchange for a release as to any claims that Employee might have or assert against Employer.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Employee and Employer, intending to be legally bound, hereby agree as follows:

1.	Employee confirms his resignation as an officer and director of the Employer and each of its subsidiaries effective as of the date hereof.

2.	In consideration of the promises of Employer set forth in paragraph 3 below, Employee, on behalf of himself and his spouse, beneficiaries, heirs, executors and administrators (hereinafter referred to collectively as “Releasing Parties”), intending to be legally bound, hereby permanently and irrevocably release and discharge Employer, and its subsidiaries and affiliates, and its and their current and former officers, directors, employees, agents, representatives, successors, assigns, heirs, executors, administrators, and insurers, and any individual or organization related to Employer and against whom or which Employee or Releasing Parties could claim (hereinafter referred to collectively as “Released Parties”), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which Employee or Releasing Parties had, has, or may have against Released Parties up until the date of Employee’s execution of this Separation Agreement and General Release (hereinafter “Agreement”). Particularly, but without limitation, Employee and Releasing Parties release any claims relating in any way to Employee’s employment or the termination of Employee’s employment relationship with Employer, including any claims under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000e et seq. (“Title VII”); the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”), as amended by the Older Workers Benefit Protection Act (the “OWBPA”); the Americans with Disabilities Act, 42 U.S.C § 12101 et seq. (“ADA”); the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (“ERISA”); the Genetic Information Non-Discrimination Act of 2008, 42 U.S.C. § 2000ff-1 et seq. (“GINA”); 42 U.S.C. § 1981 (“Section 1981”); and any and all other statutory and common law claims, including any tort claims, or claims for breach of contract or arising under state or local anti-discrimination laws.

3.	In full consideration of Employee’s execution of this Agreement without revoking same and agreement to be legally bound by its terms, Employer agrees to the following:

a.	Employer shall provide Employee with 90 days paid salary, at Employee’s current rate, less applicable payroll deductions, in lieu of notice of termination for the period from November 18, 2024 through February 16, 2024 in accordance with Employer’s normal bi-weekly payroll practice.

b.	Employer shall make bi-weekly severance payments to Employee at Employee’s current bi-weekly rate plus an amount equal to the prorated biweekly amount of your AIP bonus at 2024 target level (with Employee’s individual performance under the Plan being deemed to be one hundred percent (100%), less applicable payroll deductions, for 18 months (the total payment is hereinafter referred to as the “Severance Payment”; the number of weeks for which Employee is being paid severance is hereinafter referred to as the “Severance Period”). The initial installment of the Severance Payment will be made by Employer on the first regularly scheduled pay period in accordance with Employer’s normal payroll practice on the 60th day after the Separation Date, provided that Employee delivers an executed copy of this Agreement to Employer, provided further that Employee has not revoked Employee’s acceptance of this Agreement by invoking the procedure identified in Paragraph 11.

c.	As of the Separation Date, in further consideration for the execution by Employee of this Agreement and in compliance with the promises made herein, Employer shall make bi-weekly payments equivalent to the Employer-paid portion for Employee’s existing medical and/or dental coverage to employee during the Severance Period in accordance with Employer’s payroll schedule, subject to normal payroll tax withholding. Following the Severance Period, Employee shall be responsible for the entire COBRA premium (or other premiums, as applicable) for the remainder of any applicable COBRA or other health care continuation period.

d.	Employer shall provide Employee with 12 months of outplacement services through a provider to be identified by Employer.

e.	As additional consideration over what is in your Employment Agreement dated September 2, 2021 (the “Employment Agreement”) and upon the execution of this Agreement, Employee will receive a prorated 2024 AIP bonus award under Quaker Houghton’s 2024 Annual Incentive Plan, based on actual award performance and paid out in March of 2025 with Employee’s individual performance component under that Plan will be deemed (for purposes of this Agreement only) to be one hundred percent (100%).

f.	As further additional consideration over what is in your Employment Agreement and upon the execution of this Agreement:

a.	Employee will receive accelerated, prorated vesting of any of Employee’s outstanding Stock Options, Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”) and Restricted Stock, in each case, as defined in the Quaker Chemical Corporation 2016 Long-Term Incentive Plan (the “2016 Plan”), which 2016 Plan otherwise governs. Achievement as to Performance Program Targets, as defined in the 2016 Plan, for the various Performance based awards will be measured at the end of the respective performance periods and paid out if earned at that time. PSUs will continue to be paid at the same time that they otherwise would have been paid.

g.	Any vested stock options held by the Employee will be exercisable until the earlier of the third anniversary of the Separation Date or the term of such stock option.

4.	Except as set forth in this Agreement, it is expressly agreed and understood that Employer does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits, or considerations other than those recited in this Agreement, except for any vested retirement or COBRA benefits to which Employee is or may be entitled by law.

5.	Employee hereby agrees and recognizes that Employee’s employment with Employer has been permanently severed and that Employer has no obligation to re-employ Employee in the future.

6.	Employee agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of a violation by Employer of any federal, state or local statute or regulation, or of any duty owed by Employer.

7.	Subject to paragraph 15 below, Employee agrees, covenants and promises that Employee will not communicate or disclose the terms of this Agreement to any person with the exception of members of Employee’s immediate family, attorney, or accountant, who shall keep it confidential.

8.	Subject to paragraphs 14 and 15 below, Employee shall not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, nor act in any way through words, tone or body language that (a) in any way could disparage Employer or Released Parties, could depict the Employer, Released Parties or their employees in a negative light or which could reasonably be expected to harm the reputation or goodwill of Employer, or (b) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Employer will use its reasonable best efforts to not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that in any way could disparage Employee or which could reasonably be expected to harm Employee’s business reputation.

9.	Prior to being eligible to receive the consideration set forth herein, Employee shall return to Employer all Employer-owned property including any business or other records of Employer in any form.

10.	Employee shall comply with all post-employment obligations in any confidentiality or restrictive covenant agreements signed by Employee during Employee’s employment with Employer or any predecessor, which may include but not be limited to the Employment Agreement which all post-employment obligations including, but not limited to, those of confidentiality, non-solicitation of any employee of Employer and all non-compete obligations are hereby re-affirmed by Employee and shall remain in full force and effect.

11.	Employee acknowledges that Employee was given forty-five (45) days to review, sign and return this Agreement since receiving it, and that Employee has reviewed it with an attorney to the extent Employee chose to do so. Employee also acknowledges that Employee has been instructed not to sign or return the signed Agreement to Employer before the close of business on the Separation Date. Employee acknowledges that Employee has seven (7) days after Employee signs and delivers the Agreement (the “Revocation Period”) to revoke it by notifying Employer in writing. The Agreement is not effective or enforceable until the Revocation Period has expired.

12.	In the event of any actual or threatened default in or breach of any of the covenants or agreements in this Agreement, Employer shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement without the need to post bond, in addition to any and all other rights and remedies which shall be cumulative. Employee agrees that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

13.	This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles and constitutes the entire integrated agreement concerning the subjects covered herein . In the event of a breach of any provision of this Agreement, either party may institute an action to be decided by a judge of competent jurisdiction specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14.	Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency including the Equal Employment Opportunity Commission, or comparable state or local agencies, or the National Labor Relations Board. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

15.	Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Employee may do so without notifying Employer. Neither Employer nor any of its subsidiaries or affiliates may retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other comparable governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Employee from notifying Employer that Employee is going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.”

16.	If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Employer or any other related entity identified in this Agreement is a party.

17.	By signing this Agreement, Employee certifies and acknowledges that:

a.	Employee has read the terms of this Agreement completely and understands its terms and effects, including the fact that he/she has agreed to RELEASE and FOREVER DISCHARGE Employer and the Released Parties from any legal action arising out of Employee’s employment relationship with Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship.

b.	Employee has had the opportunity to consider the terms of this Agreement.

c.	Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Employer.

d.	Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

e.	Employee further affirms that Employee has no known workplace injuries or occupational diseases.

f.	Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with statute and/or common law and Employee’s contractual obligations as set forth herein.

18.	It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities or ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will Employee have discretion to determine the taxable year of payment of any separation-related payments.

19.	Employee further affirms that Employee has not been retaliated against for reporting any allegations of corporate fraud by Employer or its officers.

20.	Employee further agrees that:

a.	Employee has been advised to consult with an attorney prior to executing this Agreement and Employee has done so to the extent Employee chose to do so.

b.	Employee understands and means everything that Employee said in this Agreement and Employee agrees to all its terms.

c.	Employee is not relying on Employer or any representative of Employer to explain this Agreement to Employee.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement this 5th day of December 2024.

EMPLOYEE

/s/ Andrew Tometich
ANDREW TOMETICH

EMPLOYER

By:	Robert T. Traub
QUAKER CHEMICAL CORPORATION DBA
QUAKER HOUGHTON

Signature:	/s/ Robert T. Traub

Date:	12/05/2024

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